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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CommonWealth REIT (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On March 13, 2014, CommonWealth REIT (the "Company") mailed the following letter to the Company's shareholders:

*  *  *  *  *

March 13, 2014

To Shareholders of CommonWealth REIT (CWH):

             Protect the value of your investment. Please consider the following:

The CWH business plan is producing real value for shareholders. Fourth quarter 2013 results exceeded expectations on almost all metrics:

•

89.6% occupancy vs. 83.4% for the nationwide office market.

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+ 8.1% higher rents for space leased vs. prior leases for the same space.

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$0.63/share normalized funds from operations (FFO)[1] vs. $0.54 consensus expectation.

Removing the entire Board without cause will expose CWH to real and substantial risks:

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Ratings downgrades and debt defaults are likely.

•

CWH would be out of compliance with SEC and NYSE requirements for publicly traded securities.

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CWH dividends would not be declared or paid at least until a new Board can be elected at a special meeting which will not occur for 60-90 days.

We believe this consent solicitation is an attempt to take control of CWH without paying you a control premium. Related/Corvex have a history of destroying long term shareholder value at other companies:

•

Jeff Blau of Related was chairman and CEO of American Mortgage Acceptance Company, a REIT which went bankrupt after non-recourse loans made to Related's affiliates defaulted.

•

The Related/Corvex apparent plan to increase debt and buy back CWH shares is the same plan which Keith Meister of Corvex pursued at ADT to make money for himself, while leaving longer term ADT shareholders with losses.

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Sam Zell lent his name to the Related/Corvex campaign only after receiving $17 million of "in the money" options from Related/Corvex; but, despite this special payment, Related/Corvex want you to believe Zell will look out for your interests.

CWH's enhanced governance practices, adopted in response to shareholder feedback, place CWH among "Best in Class" for governance practices.

• Management's financial incentives have been further aligned with shareholder interests.

            Please Sign, Date and Mail the enclosed WHITE consent revocation card Today.

            If you have returned a gold consent card to Related/Corvex, you can revoke your consent by returning the enclosed WHITE revocation card.

The CWH Board of Trustees

Reconciliation available on CWH's Fourth Quarter 2013 Supplemental Operating and Financial Data, filed on Form 8-K on February 27, 2014.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the

 WHITE CONSENT REVOCATION CARD,

 or need additional assistance, please contact the firm assisting us in the solicitation of consent revocations:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902

Shareholders Call Toll Free: (800) 276-3011
(Banks and brokers call collect at (203) 658-9400)

WARNING REGARDING FORWARD LOOKING STATEMENTS

              THIS LETTER INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH'S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH'S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS LETTER OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

              CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

              Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC's website (http://sec.gov), at CWH's website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

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WARNING REGARDING FORWARD LOOKING STATEMENTS
ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION